UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________________________________________________________________________________
FORM SD
Specialized Disclosure Report
________________________________________________________________________________________________________________________
DELPHI TECHNOLOGIES PLC
(Exact name of registrant as specified in its charter)
________________________________________________________________________________________________________________________

Jersey	001-38110	98-1367514
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Angel Court 10th Floor London, EC2R 7HJ United Kingdom
(Address of Principal Executive Offices)(Zip Code)
James D. Harrington
Senior Vice President, General Counsel, Secretary and
Chief Compliance Officer
011-44-020-305-74226
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2019.

Section 1 - Conflict Minerals Disclosure

Item 1.01	Conflict Minerals Disclosure and Report

The Delphi Technologies PLC ("Delphi Technologies") Conflict Minerals Report is filed as Exhibit 1.01 and is also publicly available at delphi.com. The information contained on Delphi Technologies' website is not a part of this Form SD and is not deemed incorporated by reference into this Form SD or any other public filing made with the Securities and Exchange Commission.

Item 1.02	Exhibit

A copy of the Conflict Minerals Report is provided as Exhibit 1.01 hereto and is publicly available at delphi.com.

Section 2 - Exhibits

Item 2.01	Exhibits

Exhibit 1.01 - Conflict Minerals Report of Delphi Technologies PLC for the period January 1 to December 31, 2019, as required by Items 1.01 and 1.02 of this Form.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Date:	May 22, 2020	DELPHI TECHNOLOGIES PLC

		By:	/s/ James D. Harrington
		Name:	James D. Harrington
		Title:	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

EXHIBIT INDEX

Exhibit
Number	Description

1.01	Conflict Minerals Report of Delphi Technologies PLC for the period January 1 to December 31, 2019

4